                   [CLIFTON SAVINGS BANCORP, INC. LETTERHEAD]




August 11, 2004

Dear Fellow Shareholder:

We are writing to ask you to support your Board of Directors' nominees for director and its unanimous recommendation that the Clifton Savings Bancorp, Inc. 2004 Stock-Based Incentive Plan (the "2004 Plan") be approved.

To do so, simply sign, date and return the WHITE proxy card in the enclosed postage-paid envelope.

A dissident shareholder group calling itself the "Committee to Preserve Shareholder Value" has already sent you a proxy statement and a gold proxy card. This "Committee" is soliciting your support to withhold your vote on the election of our directors and to vote against the Company's 2004 Plan. The primary parties behind the "Committee" are Lawrence B. Seidman and Seidman and Associates.

            WE URGE YOU NOT TO RETURN THE "COMMITTEE'S" GOLD CARD AND
                             NOT TO SUPPORT SEIDMAN.

                             YOUR VOTE IS IMPORTANT.

In Mr. Seidman's effort to sway shareholders, he has distorted the facts about the 2004 Plan.

Here are the facts:

         IN OUR CAPACITY AS YOUR BOARD OF DIRECTORS, WE ASK YOU AND OTHER SHAREHOLDERS TO VOTE FOR A PLAN THAT HAS BEEN THOUGHT OUT CAREFULLY AND DESIGNED TO BE IN YOUR BEST INTERESTS.

                  We have sent you detailed proxy material asking for your approval of the 2004 Plan. We firmly believe it will (i) enhance the ability of Clifton Savings Bancorp to attract and retain qualified directors, management and key personnel, and
                  (ii) provide performance incentives to management by ensuring that a significant portion of their compensation will be dependent upon the future performance of your Company's stock.

         THIS REQUEST IS HARDLY UNUSUAL OR INAPPROPRIATE.

                  Clifton Savings Bancorp's 2004 Plan is similar to the stock-based incentive arrangements that have been adopted by nearly all savings banks or savings associations that have converted from mutual to stock form - including those that have reorganized into the mutual holding company form of organization.

         CONTRARY TO HIS CURRENT OBJECTIONS, MR. SEIDMAN HAS VOTED IN FAVOR OF PLANS SIMILAR TO CLIFTON SAVINGS BANCORP'S 2004 PLAN.

                  For example, in the cases of Wayne Bancorp, Inc., Wayne, New Jersey; CNY Financial Corp., Cortland, New York; and South Jersey Financial Corp., Turnersville, New Jersey, Seidman voted to implement similar plans - BUT ONLY AFTER NEGOTIATING A SEAT ON EACH COMPANY'S BOARD FOR HIMSELF AND/OR ONE OF HIS NOMINEES.

         MR. SEIDMAN INSISTS THAT THE COMPANY'S 2004 PLAN FAILS TO INCLUDE A PERFORMANCE STANDARD.

                  The 2004 Plan EXPRESSLY PROVIDES FOR PERFORMANCE STANDARDS. The Company will consider, among other criteria, individual or Company performance in making grants or as a condition of vesting for any grant. There is simply no truth to Mr. Seidman's claim that Clifton Savings' management is seeking to reward itself without performance standards. The 2004 Plan must comply with the Office of Thrift Supervision's rules and regulations concerning allocations and vesting. Be assured that Clifton Savings' management intends to make awards in a prudent manner and in accordance with applicable rules and regulations.

         WE BELIEVE MR. SEIDMAN HAS HIS OWN AGENDA IN THIS MATTER.

                  The facts can help you assess whether or not Mr. Seidman's interests coincide with yours.

      o Mr. Seidman has been critical of the mutual holding company structure, in part, because no shareholder, including himself, can gain control of a subsidiary of a mutual holding company, such as Clifton Savings Bancorp, by soliciting shareholders to vote against management nominees.

      o Mr. Seidman has waged costly proxy battles against many local institutions that ultimately elected to sell out. Subsidiaries of mutual holding companies CANNOT BE FORCED TO DO SO.

      o You should be aware that Mr. Seidman began threatening Clifton Savings' management with a proxy solicitation against any stock plan that management might implement as soon as the bank announced its intention to reorganize into the mutual holding company structure rather than pursue a full conversion where 100% of Clifton Savings Bancorp's stock would be publicly held.

      o Mr. Seidman also lost no time in demanding representation on the Board. IF MR. SEIDMAN HAD BEEN SUCCESSFUL IN HIS EFFORTS TO GAIN A SEAT, HE TOO WOULD BE ELIGIBLE TO RECEIVE THE BENEFITS HE NOW CRITICIZES.

      o Mr. Seidman has been subject to sanctions by the Office of Thrift Supervision, which regulates Clifton Savings Bancorp.

      o After winning a proxy fight and becoming Chairman of the Board of Crestmont Federal Savings and Loan Association, Edison, New Jersey, Mr. Seidman became the subject of an order by the Office of Thrift Supervision (OTS). Among other things, the order states

                  "[T]HE ACTING DIRECTOR [OF THE OTS] FURTHER FINDS. . .THAT RESPONDENT [SEIDMAN] VIOLATED A REGULATION AND RECKLESSLY ENGAGED IN UNSAFE AND UNSOUND PRACTICES IN CONDUCTING THE AFFAIRS OF CRESTMONT, AND THAT THE REGULATORY VIOLATION AND UNSAFE AND UNSOUND PRACTICES WERE PART OF A PATTERN OF MISCONDUCT..."

The Board unanimously supports its nominees and the 2004 Plan and urges shareholders to sign, date, and return the enclosed WHITE proxy card. Please disregard the gold proxy card. You can support management's 2004 Plan ONLY IF YOU VOTE ON THE WHITE PROXY CARD.



Sincerely,

/s/ John A. Celentano, Jr.

John A. Celentano, Jr.
Chairman of the Board of Directors
Clifton Savings Bancorp, Inc.

  If you have questions or need assistance in voting your shares, please call:


                             GEORGESON SHAREHOLDER

                           17 State Street, 10th Floor
                               New York, NY 10004
                           (800) 849-5301 (TOLL FREE)

                     Banks and Brokerage Firms please call:
                                 (212) 440-9800


                 Support the Board's Nominees and the 2004 Plan

                            VOTE THE WHITE PROXY CARD

                           Discard the Gold Proxy Card

            Even if you have already voted, please complete and mail
                         the enclosed WHITE proxy card.

                          Only your latest card counts.